Exhibit 99.1

ACHILLION NAMES MILIND DESHPANDE, PH.D., AS PRESIDENT,

CHIEF EXECUTIVE OFFICER, FOLLOWING ANNOUNCED

RETIREMENT OF MICHAEL KISHBAUCH

NEW HAVEN, Conn. (May 28, 2013) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) today announced that President and Chief Executive Officer Michael D. Kishbauch has decided to retire. In conjunction with this decision, the Board has appointed President of Research and Development and Chief Scientific Officer, Milind Deshpande, Ph.D., to the role of President and Chief Executive Officer and to the Board of Directors. Mr. Kishbauch, who will continue working with management over a three month transition period, will remain a Director on the Achillion Board and is being appointed Chair of a newly-formed Strategy and Corporate Development Committee of the Board.

Mr. Kishbauch commented, “Following nearly nine eventful and productive years at Achillion, where I have been privileged to see the advancement of seven novel compounds to clinical development, the Company’s initial public offering and the evolution to a scientifically and financially stable organization, I have decided that the moment is right to transition leadership, and I am very pleased that the Board has enthusiastically supported Dr. Deshpande to succeed me as Chief Executive Officer. I remain fully confident in the portfolio of HCV assets we have advanced, including sovaprevir and ACH-3102, and believe they have the potential to produce clinical results that will enable Achillion to compete effectively in the substantial HCV market.”

David Scheer, Chairman of Achillion, commented, “During his tenure at Achillion, Mike has done a remarkable job advancing Achillion’s discoveries through development and toward commercialization. The strength and cohesiveness of the management team that he has cultivated ensures a seamless transition, and we are very fortunate and honored to have Dr. Deshpande take over the reins at this most important time for the Company.”

“I wish to thank Mike for his leadership and mentorship over the past nine years,” commented Dr. Deshpande. “I am humbled by the Board’s decision and excited for the opportunity to bring Achillion into late stage clinical development, working closely with the very talented senior management team and workforce that we have assembled who have a history of bringing promising compounds through clinical development and to the market.”

Achillion also announced today that David Wright has decided to step down from the Board of Directors following the Annual Stockholder’s Meeting held on May 28, 2013.

Mr. Scheer further commented, “On behalf of the entire Board of Directors, I would like to sincerely thank David for his nearly six years of service, during which time he provided invaluable guidance to Achillion.”

Michael Kishbauch was appointed to his current role in July 2004.

Milind Desphande, Ph.D., joined Achillion in September 2001 as Vice President of Chemistry and was named Head of Drug Discovery in April 2002. Dr. Deshpande was promoted to Senior Vice President of Drug Discovery in December 2002, Senior Vice President and Chief Scientific Officer in December 2004, and as Executive Vice President of Research and Development and Chief Scientific Officer since June 2007. He was named President of Research and Development in 2011.

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s discovery, clinical development, and commercial teams have advanced multiple novel product candidates with proven mechanisms of action into studies and toward the market. Achillion is focused on solutions for the most challenging problems in infectious disease including HCV and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including statements with respect to: the potential for Achillion’s platform of HCV assets to produce clinical results and advance into later stages; Achillion’s ability to compete in the HCV market; and expectations regarding the CEO transition. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things Achillion’s ability to: replicate in later clinical trials positive results found in earlier stage clinical trials of sovaprevir, ACH-3102 and its other product candidates; advance the development of its drug candidates under the timelines it anticipates in current and future clinical trials; obtain necessary regulatory approvals; obtain patent protection for its drug candidates and the freedom to operate under third party intellectual property; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration agreements with appropriate third-parties; compete successfully with other companies that are seeking to develop improved therapies for the treatment of HCV; manage expenses; retain key employees, including Dr. Deshpande; successfully execute on its business plans and strategies; and raise the substantial additional capital needed to achieve its business objectives. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and its subsequent SEC filings.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any obligation to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com

Media: Sally Barton Ogilvy PR Tel. (212)880-5240 sally.barton@ogilvy.com	Investors: Seth Lewis The Trout Group, LLC Tel. (646) 378-2952 slewis@troutgroup.com

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